Exhibit 5.1

3 January 2007

Our Ref: DW/C222-H01318

China Medical Technologies, Inc.

No. 24 Yongchang North Road

Beijing Economic Technological Development Area

Beijing 100176

China

Dear Sirs

CHINA MEDICAL TECHNOLOGIES, INC.

We have acted as Cayman Islands legal advisers to China Medical Technologies, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 3 January 2007 relating to the offering by the Company of US$150,000,000 3.5% Convertible Senior Subordinated Notes due 2011 (the “Notes”) and Ordinary Shares underlying the American Depositary Shares of the Company (the “ADSs”) issuable upon conversion of the Notes (the “Convertible Bond Offering”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the following documents:

1.	the Certificate of Incorporation dated 6 July 2004, the Certificate of Incorporation on Change of Name dated 22 July 2004, the Memorandum and Articles of Association as registered on 6 July 2004, the Second Amended and Restated Articles of Association as adopted by special resolution on 11 July 2005 and effective on 10 August 2005, the Register of Members, the Register of Directors, the Register of Officers and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 30 December 2006;

2.	a Certificate of Good Standing dated 29 December 2006 issued by the Registrar of Companies;

3.	a copy of executed minutes of a meeting of the board of directors of the Company dated 12 November 2006;

4.	the indenture among the Company, Wilmington Trust Company as Trustee and Citibank, N.A. as the Initial Agent dated 21 November 2006 (the “Indenture”); and

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5.	the Registration Statement.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

We are of the opinion that under, and subject to, the laws of the Cayman Islands:

1.	The Company has been duly incorporated as an exempted company with limited liability and is validly existing under the laws of the Cayman Islands.

2.	The authorised share capital of the Company is US$50,000,000 divided into 500,000,000 shares of par value US$0.1 each (each a “Share”).

3.	The Shares underlying the ADSs to be issued and delivered upon conversion of the Notes in accordance with the terms of the Indenture have been duly authorised. When issued and delivered in accordance with the terms of the Indenture, and when appropriate entries have been made in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

We have assumed that:

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	There is no contractual or other provision (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations as contemplated in the Convertible Bond Offering.

3.	The Certificate of Incorporation dated 6 July 2004, the Certificate of Incorporation on Change of Name dated 22 July 2004, the Memorandum and Articles of Association as registered on 6 July 2004, the Second Amended and Restated Memorandum of Association as adopted by special resolution on 11 July 2005 and effective on 10 August 2005, the Register of Members, the Register of Directors, the Register of Officers and the Register of Mortgages and Charges of the Company, copies of which have been provided to us by its registered office in the Cayman Islands on 30 December 2006 are true and correct copies of the originals of the same and are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

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To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS